Faegre Drinker Biddle & Reath LLP
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Philadelphia, Pennsylvania 19103
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[    ], 2021

Northern Funds

50 South LaSalle Street

Chicago, IL 60603

Re:	Plan of Reorganization with respect to the Money Market Fund of

Northern Funds and the U.S. Government Money Market Fund of

Northern Funds, dated December 10, 2020

Ladies and Gentlemen:

We have acted as counsel to of the Money Market Fund of Northern Funds (the “Money Market Fund”) and U.S. Government Money Market Fund of Northern Funds (the “U.S. Government Fund”), each a separate series of Northern Funds, a Delaware statutory trust (the “Trust”), in connection with the transfer of all of the assets of the Money Market Fund to the U.S. Government Fund, in exchange for shares of the U.S. Government Fund (the “U.S. Government Fund Shares”) and its assumption of the Money Market Fund’s liabilities, if any, followed by the pro rata distribution by the Money Market Fund to its shareholders of the U.S. Government Fund Shares (collectively, the “Reorganization”), pursuant to the Plan of Reorganization of the Trust on behalf of the Money Market Fund and the U.S. Government Fund, dated December 10, 2020 (the “Plan”). You have asked for our opinion on certain Federal income tax consequences of the Reorganization. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Plan.)

For purposes of this opinion, we have reviewed the Plan and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i)    The Reorganization will be completed in the manner set forth in the Plan and in the Definitive Proxy Statement, Notice of Special Meeting of Shareholders and Form of Proxy filed on January 8, 2021.

(ii)    The representations contained in the letters of representation from you to us, dated as of [    ], are true and complete.

Money Market Fund

U.S. Government Money Market Fund

[        ], 2021

(iii)    The Money Market Fund and the U.S. Government Fund will each qualify as a “regulated investment company” under section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) for the current taxable year.

On the basis of the foregoing, it is our opinion that:

(1)

The transfer of all of the assets and liabilities of the Money Market Fund to the U.S. Government Fund in exchange for the issuance of the U.S. Government Fund Shares to the Money Market Fund, followed by the distribution in liquidation by the Acquired Fund of the U.S. Government Fund Shares to the Money Market Fund shareholders in liquidation of their Money Market Fund Shares and the termination of the Money Market Fund will result in no federal income tax liability for the Money Market Fund;

(2)

The U.S. Government Fund’s receipt of the Money Market Fund’s assets in exchange for the issuance of U.S. Government Fund Shares to the Money Market Fund and the assumption by the U.S. Government Fund of all obligations and liabilities, if any, of the Money Market Fund will result in no federal income tax liability and no other material adverse federal income tax consequences for the U.S. Government Fund; and

(3)

The Money Market Fund’s shareholders will recognize no gain or loss upon their receipt of U.S. Government Fund Shares (including fractional shares to which they may be entitled) in liquidation of their Money Market Fund Shares.

The above opinions represent our best legal judgment, but they have no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of this opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinions set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

Very truly yours,

Faegre Drinker Biddle & Reath LLP